UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

December 21, 2006

GENESIS MICROCHIP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33477	77-0584301
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2150 Gold Street

Alviso, California 95002

(Address of principal executive offices, including zip code)

(408) 262-6599

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 21, 2006, Genesis Microchip Inc. (the “Registrant” or “Company”) entered into a Settlement and License Agreement with Silicon Image, Inc. (the “Agreement”), granting the Company a license to certain Silicon Image patents and settling a dispute over the interpretation of an earlier settlement agreement captioned “Memorandum of Understanding,” dated December 18, 2002 (the “MOU”). The Agreement supersedes the MOU, which settled the litigation between the parties with respect to certain patent infringement and other claims by Silicon Image against Genesis in the Eastern District of Virginia.

Pursuant to the Agreement, the Company will receive a worldwide, nonexclusive license to all Silicon Image patents with a priority date on or before September 1, 2006. In exchange for the license, Genesis will pay Silicon Image a lump sum payment of $4.5 million, accrued and running royalties on all Genesis receiver and transmitter products compliant with the DVI 1.0 or HDMI 1.0 standards, and any minor updates to the HDMI 1.0 standard. The amounts of the royalties are confidential. The term of the Agreement is through September 17, 2014, unless earlier terminated pursuant to the Agreement.

By signing the Agreement, the parties also agree to a mutual release of claims against each other for causes of action and liability arising prior to the effective date of the Agreement relating to the MOU, the patent litigation settled by the MOU and subsequent litigation over the interpretation of the MOU, all claims and counterclaims in such litigations, and claims of infringement of any Silicon Image licensed patent by the manufacture, use, offer for sale, sale or importation of a royalty-bearing product. However, the foregoing release does not affect Genesis’s right to challenge claims, counterclaims or defenses with respect to the patents Silicon Image asserted in the prior litigation, including noninfringement, invalidity or unenforceability, provided that any such challenge by Genesis shall only be in response to an assertion or reasonable apprehension of assertion of such patents against Genesis or the use, manufacture, importation, offering for sale or sale of Genesis products, or products incorporating a Genesis product, by Genesis’s suppliers, manufacturers, licensees, distributors, resellers or customers.

The Agreement also provides for a mutual covenant not to sue the other party for a period of three years.

Silicon Image’s license grant and covenant not to sue, as set forth in the Agreement, are assignable on a change of control of Genesis to an acquiror of Genesis, with respect to Genesis products that have been commercially produced and sold prior to the change of control date. Silicon Image’s covenant not to sue shall continue only for the remainder of the term of the covenant and only with respect to patents owned by Silicon Image existing at the time of the change of control.

Genesis’s covenant not to sue is assignable on a change of control of Silicon Image to an acquiror of Silicon Image, with respect to Silicon Image products that have been commercially produced and sold prior to the change of control date, and shall continue only for the remainder of the term of the covenant and only with respect to patents owned by Genesis existing at the time of the change of control.

The Agreement also contains audit rights, governing law and jurisdiction, and other customary terms.

The foregoing summary of the material terms of the Agreement is qualified in its entirety by reference to such document which is filed hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Settlement and License Agreement between Genesis Microchip Inc. and Silicon Image, Inc. dated December 21, 2006.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS MICROCHIP INC.

Date: December 21, 2006	By:	/s/ Michael Healy
	Name:	Michael Healy
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
10.1	Settlement and License Agreement between Genesis Microchip Inc. and Silicon Image, Inc. dated December 21, 2006.